Exhibit 99.1

PacBio Announces Record Preliminary Fourth Quarter 2021 Revenue, New Sequencing Kits and Workflows, and Expanded Collaborations

MENLO PARK, Calif. – January 11, 2022 – PacBio (NASDAQ: PACB), a leading developer of high-quality, highly accurate sequencing platforms, today announced unaudited preliminary revenue of approximately $36.0 million for its fourth quarter ended December 31, 2021. The Company’s full financial results for the fourth quarter and the fiscal year ended December 31, 2021, are not yet available.

Business Updates:

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Expect preliminary fourth quarter revenue of approximately $36.0 million, representing an increase of approximately 33% compared with $27.1 million for the fourth quarter of 2020. As a result, preliminary annual 2021 revenue is expected to be $130.5 million, representing a growth of approximately 65% from 2020.

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Placed a record of 48 Sequel II/IIe systems during the fourth quarter compared to 35 Sequel II/IIe systems placed in the prior year quarter. Sequel II/IIe installed base was, therefore, 374 units as of December 31, 2021, compared with 203 as of December 31, 2020.

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Announced plans to launch new library prep and sequencing kits for the Sequel II/IIe platform in the first half of 2022. The new kits will lower DNA input requirements by 40% which will enable customers to access more samples than ever before. Additionally, the new kits will simplify users’ workflow with >60% reduction in hands-on time and >30% fewer tubes.

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Developed significant improvements to the Sequel II/IIe platform that will be released in first half of 2022, including on-instrument methylation calling, standardized gene editing QC workflows, and high throughput setup capabilities, including automation scripts for liquid handling.

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Finalized expansion of collaboration with Invitae Corporation to include PacBio's proprietary, Sequencing by Binding, short-read sequencing platform. The collaboration will initially focus on precision oncology with an emphasis on liquid biopsy and minimal residual disease (MRD).

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Collaborated with Twist Bioscience to deliver optimized, HiFi-enabled target capture workflows and help our customers obtain high-quality phased data for clinically important targets at lower per sample costs.

Preliminary instrument revenue for the fourth quarter of 2021 is expected to be approximately $16.2 million, compared with $15.9 million for the third quarter of 2021, and compared with $13.6 million for the fourth quarter of 2020. Preliminary consumables revenue for the fourth quarter of 2021 is expected to be approximately $15.0 million, compared with $14.6 million for the third quarter of 2021, and compared with $10.0 million for the fourth quarter of 2020. Preliminary service and other revenue for the fourth quarter of 2021 is expected to be approximately $4.8 million, compared with $4.4 million for the third quarter of 2021, and compared with $3.5 million for the fourth quarter of 2020.

"2021 was a transformational year for PacBio. We dramatically expanded our leadership team, achieved record revenues and Sequel II/IIe installations, and completed the first two acquisitions in company history, enabling us to become the only company with leading long and short-read sequencing technologies. Importantly, we are also collaborating with more customers than ever before to help us demonstrate the power of HiFi sequencing in numerous applications,” said Christian Henry, CEO and President of PacBio. “The fourth quarter represented sustained execution on our goals as we achieved record revenue, record Sequel II/IIe placements, and launched our COVID surveillance solution, HiFi Viral, which is PacBio’s first kitted sequencing solution. In addition, we made significant progress in developing our highly accurate short-read sequencing platform by implementing a new clustering method to facilitate a more robust workflow. As a result of this early success, we remain on track to launch our new short-read, Sequencing by Binding (SBB) technology, in 2023. I expect 2022 to be an exciting year for the company as we leverage the foundation that we’ve built in 2021 and enter the late stages of development for multiple new sequencing platforms.”

The Company's actual results for the three months ended December 31, 2021 have not been audited and may differ materially from the preliminary estimates above, which are not a comprehensive statement of the Company's financial results and are not necessarily indicative of the results to be expected for fiscal 2021 or any future period.

The Company is scheduled to present at the 2022 JP Morgan Healthcare Conference on January 13, 2022 at 9:00 am Pacific Time. The Company expects to report its fourth quarter 2021 results during a conference call in mid-February, at which point the Company will discuss its 2021 financial results in more detail.

About PacBio

Pacific Biosciences of California, Inc. (NASDAQ: PACB), is empowering life scientists with highly accurate  sequencing platforms. The company's innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including, among other things, statements relating to our preliminary financial results for the fourth quarter ended December 31, 2021, including our revenue and our installed instruments during the quarter; future products, technologies, workflows and software updates, including in connection with the availability and release dates, uses, accuracy, advantages, quality, performance, and benefits or expected benefits of using PacBio such products, technologies, workflows and software updates; the suitability or utility of such new products, technologies workflows and software updates for particular applications or projects; product development initiatives; and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond PacBio’s control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in PacBio’s most recent filings with the Securities and Exchange Commission, including PacBio’s most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption “Risk Factors.” PacBio undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Todd Friedman

650.521.8450

ir@pacificbiosciences.com

Media:
Kathy Lynch
pr@pacificbiosciences.com